UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 10, 2009

The New York Times Company

(Exact name of registrant as specified in its charter)

New York	1-5837	13-1102020
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

620 Eighth Avenue, New York, New York	10018
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 556-1234

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) On November 10, 2009, The New York Times Company (the “Company”) amended The New York Times Companies Pension Plan (the “Pension Plan”), a defined benefit pension plan for non-union employees, to discontinue future benefit accruals under the Pension Plan and freeze existing accrued benefits effective December 31, 2009. Benefits earned by participants prior to January 1, 2010, are not affected.

At the same time, the Company increased contributions under The New York Times Companies Supplemental Retirement and Investment Plan (the “SRIP”), a 401(k) plan, effective January 1, 2010. Participants will receive an annual employer contribution in cash equal to 3% of his or her earnings, up to applicable limits under the Internal Revenue Code.

In connection with the freezing of the Pension Plan, the Company approved a freeze of The New York Times Company Supplemental Executive Retirement Plan (the “SERP”), a non-qualified defined benefit plan that provides enhanced retirement benefits to select members of management. The accrued benefits under this supplemental benefit plan will, like the benefits under the Pension Plan, be determined and frozen based on eligible earnings through December 31, 2009.

The Company also approved the adoption of two unfunded supplemental defined contribution plans. Under the first, The New York Times Company Savings Restoration Plan (the “Restoration Plan”), participants are provided with that portion of the 3% basic contribution that cannot be provided under the SRIP as a result of Internal Revenue Code limits on the amount of compensation and annual additions under the SRIP, or that represents participants’ deferrals to The New York Times Company Deferred Executive Compensation Plan. Participants vest in their accounts pursuant to a five-year graded vesting schedule.

Under the second, The New York Times Company Supplemental Executive Savings Plan (the “Supplemental Savings Plan”), a participant’s account will be credited each year with a “supplemental contribution” equal to: (i) 10% of his or her compensation for SERP participants on December 31, 2009; or (ii) 5% for those who were not SERP participants on December 31, 2009. Participating executives will vest in their benefit upon attaining age 55 and completing 10 years of service. In no event would SERP participants who also participate in the Supplemental Savings Plan receive a larger benefit than they would have received under the existing SERP formula; the value of the participant’s Supplemental Savings Plan account will be reduced as necessary to ensure that this limit is not exceeded.

The Company’s executive officers, including the named executive officers, currently participate in the Pension Plan, the SRIP and the SERP, and will participate in the Restoration Plan and Supplemental Savings Plan. Certain participants in the Supplemental Savings Plan, including James M. Follo, Senior Vice President and Chief Financial Officer, will receive an additional 10% transition credit in addition to the contributions provided to other executives, through age 62. Transition credits are intended to be partial replacement benefits for those executives whose SERP benefits are reduced by more than 20% as a result of the freeze.

The amendments to the Pension Plan, the SERP and various other non-qualified defined benefit plans resulted in a curtailment and remeasurement of each plan. Therefore, the Company expects to recognize, in the fourth quarter of 2009, an estimated net pre-tax curtailment gain of $57 million, a reduction to its pension benefits obligation of approximately $53 million and an increase in other comprehensive loss (before taxes) of approximately $4 million.

As a result of the reduction of benefits under the amended Pension Plan, SERP and various other non-qualified defined benefit plans and the increase in benefits under the SRIP, Restoration Plan and Supplemental Savings Plan, the Company expects an estimated net expense reduction of approximately $23 million in 2010. This estimate was calculated as of a specific point in time and may change depending on fluctuations in discount rates and plan assets.

The foregoing description is qualified in its entirety by reference to the agreements, copies of which are attached as Exhibits 10.1, 10.2 and 10.3 to this Current Report on Form 8-K and are incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description
Exhibit 10.1	The New York Times Company Supplemental Executive Retirement Plan, amended and restated effective December 31, 2009

Exhibit 10.2	The New York Times Company Savings Restoration Plan, effective as of January 1, 2010

Exhibit 10.3	The New York Times Company Supplemental Executive Savings Plan, effective as of January 1, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE NEW YORK TIMES COMPANY

Date: November 12, 2009	By:	/S/ KENNETH A. RICHIERI
Kenneth A. Richieri
Senior Vice President, General Counsel and Secretary

Exhibit List

Exhibit Number	Description
Exhibit 10.1	The New York Times Company Supplemental Executive Retirement Plan, amended and restated effective December 31, 2009

Exhibit 10.2	The New York Times Company Savings Restoration Plan, effective as of January 1, 2010

Exhibit 10.3	The New York Times Company Supplemental Executive Savings Plan, effective as of January 1, 2010